Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of YD Bio Limited on Form S-8 (File No. 333-292554) of our report dated April 30, 2025, with respect to our audits of the consolidated financial statements of YD Biopharma Limited and subsidiary (collectively the “Company”) as of December 31, 2024, and for each of the two years in the period ended December 31, 2024 which appears in this Annual Report on Form 20-F of YD Bio Limited for the year ended December 31, 2025.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
Hong Kong, China
April 30, 2026